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                                                            Rule 424(b)(3)
                                                            File No. 333-84725

Pricing Supplement No. 4                                    Dated: July 12, 2000
(To Prospectus dated August 17, 1999
Prospectus Supplement dated October 6, 1999)

U.S.$10,000,000,000

Heller Financial, Inc.

Medium-Term Notes, Series J

(Registered Notes- Floating Rate)
Due From Nine Months to Thirty Years From Date of Issue

Principal Amount: $140,000,000           Issue Price: 100.00%

Original Issue Date: July 17, 2000       Stated Maturity Date: July 17, 2001

Form: [X] Book-Entry  [_] Certificated

Depositary: Depository Trust Company

Specified Currency: U.S. Dollars
  (If other than U.S. Dollars, see attached)

Option to Receive Payments in Specified Currency: [_] Yes [_] No
  (Applicable only if Specified Currency is other than U.S. Dollars)

Authorized Denominations:
  (Applicable only if Specified Currency is other than U.S. Dollars)

Base Rate:   [_] Commercial Paper Rate [X] LIBOR [_] Treasury Rate
             [_] Federal Funds Rate [_] Prime Rate [_] Other:

Interest Reset Period: Quarterly

Interest Payment Period: Quarterly

Interest Reset Dates: (If other than as specified in the Prospectus Supplement):
The 17th day of January, April, July and October, beginning October 17, 2000 up to and including the Stated Maturity Date.

Interest Payment Dates: (If other than as specified in the Prospectus Supplement): The 17th day of January, April, July and October, beginning October 17, 2000 up to and including the Stated Maturity Date.

Interest Determination Date Dates: Two London Banking Days prior to each Interest Reset Date

Initial Interest Rate: 6.73375%

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Index Maturity: 3 Month Libor

Day Count Convention: Act/360

Maximum Interest Rate: N/A                      Minimum Interest Rate: N/A

Spread (+/-): +.20%                             Spread Multiplier: N/A

Optional Redemption: [_] Yes [X] No
  Initial Redemption Date: The Redemption Price shall initially be   % of the
  principal amount of the Note to be redeemed and shall decline at each
  anniversary of the Initial Redemption Date by   % of the principal amount to
  be redeemed until the Redemption Price is 100% of such principal amount.

Optional Repayment: [_] Yes [X] No
  Optional Repayment Dates:
  Optional Repayment Prices:

Repayment Provisions:
  (If other than as specified in the Prospectus Supplement)

Discount Note: [_] Yes [X] No
  Total Amount of OID:
  Yield to Maturity:
  Initial Accrual Period OID:
Calculation Agent: Heller Financial, Inc.
Exchange Rate Agent: N/A
Recognized Foreign Exchange Dealers: N/A
Discount or Commission: .05%

Other Provisions:            a)  AMOUNT ISSUED TO DATE, PRIOR TO PRICING
                                 SUPPLEMENT NO. 4 UNDER MTN-SERIES J PROGRAM:
                                 $975,000,00.00
                             b)  CUSIP #42333HMM1

Agents:

Chase Securities Inc.                            Salomon Smith Barney Inc.
270 Park Avenue                                  388 Greenwich St.
New York, NY  10017                              New York, NY 10013